EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use in connection with the registration statements on Form S-8 for the 1999 Stock Option Plan, Registration File No. 333-41788, and the 2000 Stock Option Plan, Registration File No. 333-41786, and the 1999 and 2000 Stock Option Plans, Registration File No. 333-116671, and the registration statements on Form S-3, Registration File Nos. 333-145927, 333-145841, 333-140541,
333-127205, and 333-127449 of IA Global, Inc. formerly Medium4.com, Inc, incorporated into the Annual Report on Form 10-K of IA Global, Inc., of our report dated October 16, 2007, relating to Australian Secured Financial Limited financial statements for the year ended June 30, 2007.



                                    /s/ Bentleys MRI Brisbane Partnership
                                        Bentleys MRI Brisbane Partnership
                                        Certified Public Accountants



BRISBANE QLD
December 28, 2007